Exhibit 99.1

Medalist Diversified REIT to Host Investor Webinar on August 13

RICHMOND, Va. – August 12, 2019 -- Medalist Diversified REIT (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S., announced today that it will participate in an investor webinar and Q&A session on Tuesday, August 13, 2019, at 11:00 a.m. ET, hosted by RedChip Companies.

The webinar will feature a presentation by Chairman & CEO Tim Messier who will discuss the company’s track record, current effective approximate dividend yield of 16.2%, and future growth plans.

To register for the free webinar, please visit: MDRR Webinar Registration

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

Contact:
Dave Gentry - CEO
RedChip Companies, Inc.
US Ph: +1 (407) 491 4498
dave@redchip.com